THE LAW OFFICE OF CARL A. GENERES

July 18, 2014

Bemax, Inc.
26 Wellsley Lane
Dallas, Georgia 30132

Registration Statement on Form S-1

Gentlemen  and Ladies:

This opinion is furnished to you in connection with your Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of up to 1,500,000 shares of Common Stock, $0.0001 par value per share (the “Shares”) of Bemax, Inc., a Nevada corporation (the “Company”).

I am acting as counsel for the Company in connection with the registration for sale by the Company of the Shares. I have examined signed copies of the Registration Statement filed with the Commission. I have also examined and relied upon minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to me by the Company, stock record books of the Company as provided to me by the Company, the Articles of Incorporation and Bylaws of the Company, and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Texas, the state laws of the State of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that the Shares described above were duly authorized and if and when paid for will be validly issued by the Company, and will be fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Carl A. Generes